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                                                                    EXHIBIT 99.1

                  CENTURY BANCORP, INC. AUDIT COMMITTEE CHARTER

I.   PURPOSE

     The Audit Committee's ("Committee") primary mission is to oversee the financial reporting process and internal controls of Century Bancorp, Inc., and subsidiaries ("Company"). The Committee is to assist Century Bancorp, Inc. Board of Directors ("Board") in fulfilling its oversight responsibilities by reviewing: the financial information provided to shareholders and others; the systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established; as well as the audit and financial reporting processes. Consistent with this function, the Committee should promote continuous improvement of, and foster adherence to, the Company's policies, procedures, and practices.

II.  COMPOSITION AND MEETINGS

     On an annual basis, the Board shall elect the members of the Committee and the Committee's Chair, who shall also be a member of the Board. A quorum shall consist of a majority of the members of the Committee. The Committee shall be comprised of three or more directors, each of whom shall be financially literate and have a working familiarity with basic finance and accounting practices. At least one Committee member shall have accounting or related financial expertise.

     Each Committee member shall be an "independent" director. In accordance with the NASD Rule 4000 series and the considerations noted in Section 112 of FDICIA, an "independent director" will be defined as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

     o a director who is employed by the corporation or any of its affiliates for the current year or any of the past three years;

     o a director who accepts directly or indirectly any consulting, advisory, or other compensatory fee (other than Board and committee fees) from the Company;

     o a director who is a member of the immediate family of an individual who is, or has been in the past three years, employed by the corporation of any of its affiliates as an executive officer;

     o a director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the corporation made, or from which the corporation received, payments (other than those arising solely from investments in the corporation's securities) that exceed 5% of the corporation or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

     o a director who is employed as an executive of another entity where any of the company's executives serve on that entity's compensation committee.

     o a director who owns or controls, or has owned or controlled within the preceding year, assets representing 10% or more of any outstanding class of voting securities of Century Bancorp.

     The Committee shall meet at least four times annually. The Audit Director or other designee shall have responsibility for recording minutes of the proceedings. To foster open communication, the Committee should meet with management, the Audit Director, and the Independent Public Accountant ("IPA") in separate executive sessions. The Committee shall report its activities to the Board on a regular basis.

III. RESPONSIBILITIES OF THE AUDIT COMMITTEE

     A.   OVERSIGHT

          1. Provide an open avenue of communication among the IPA, financial and senior management, the Internal Audit Department, the Compliance Officer, and the Board.

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          2.   Review the activities of Internal Audit and the IPA. Review reports of audits, regulatory examinations, and asset quality. In consultation with the Audit Director and the IPA, the Committee shall review: the scope of the Internal Audit Plan, the annual audit of the financial statements, the result of the previous year's audit activities, and the level of coordination between the internal and external audit activities. The Committee should ensure that the activities of the IPA and the Audit Director are independent, and there is no management interference in the audit reporting process.

          3. Ensure that management undertakes timely and appropriate corrective actions to recommendations made by regulatory examiners, the IPA, and Internal Audit. Report to the Board management's failure to implement a resolution to internal control exceptions.

          4. In consultation with management, the IPA, and Internal Audit, consider the integrity of financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures.

          5. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems appropriate. If deemed necessary, the Committee may retain special counsel or hire other consultants.

     B.   REQUIRED REVIEWS AND DISCLOSURES

          1. Review, assess the adequacy of, and approve the Audit Committee Charter annually. Submit the Charter to the Board for approval on an annual basis. Have the Charter published every 3 years in accordance with SEC regulations.

          2. Require that the CFO and IPA review interim quarterly financial statements before the company files its Form 10-Q.

          3. Review with management, internal audit, and the IPA the annual financial statements and related footnotes, and financial information included in the company's annual report to shareholders and on Form 10-K. Discuss certain matters required to be communicated to the Committee in accordance with SAS61. Discuss significant issues regarding accounting principles, practices, and judgments. Review with management the Management's Discussion & Analysis ("MD&A") section of the Annual Report to the SEC on Form 10-K, and ask the extent to which the IPA reviewed the MD&A section.

          4. As required by the SEC, prepare a report to shareholders for inclusion in the Company's annual proxy statement (10-K).

          5. Annually, review with management, the IPA, and the Audit Director, the content and conclusion of each report issued under
               Section 112 of FDICIA, management reporting on internal controls and compliance with certain laws and regulations. The Committee shall be the final arbiter of any disputes between management and the auditors.

     C.   INDEPENDENT PUBLIC ACCOUNTANT ("IPA")

          1. The IPA is ultimately accountable to the Committee and the Board of Directors. The Committee has the sole authority and responsibility to select, evaluate, and replace the principal IPA.

          2. On an annual basis, ensure that the IPA submits a written statement, consistent with Independence Standards Board Standard 1, regarding relationships and services that may affect objectivity and independence. Discuss any relevant matters with the IPA and recommend that the Board take action, as needed, to address the IPA's independence. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

          3. Review the IPA's audit plan. Discuss scope, staffing, locations, reliance upon management and internal audit, and general audit approach. Preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its IPA.

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          4.   Consider the IPA's judgments about the quality and
               appropriateness of the Company's accounting principles as applied to its financial reporting. The Committee shall review the Company's annual financial statements and accompanying footnotes, and the IPA's reports of audits and management letters, with particular attention to the:

               o    conformance of the audits to Auditing Standards;

               o financial statements conformance to Generally Accepted Accounting Principles;

               o full disclosure of all material issues affecting the Company's operations and financial condition as well as their fair presentation;

               o    scope and effectiveness of the audit.

          5. Request an explanation from the IPA and the CFO of changes in accounting standards or rules promulgated by the FASB, SEC, or other regulatory bodies.

          6. Evaluate the effectiveness of the external audit efforts through meetings with the Audit Director, the IPA, and management.

     D.   INTERNAL AUDIT

          1. Internal Audit is ultimately accountable to the Committee and the Board of Directors. The Committee should review the appointment and replacement of the Audit Director. The Committee has the authority and responsibility to evaluate and, if necessary, replace the Audit Director.

          2. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the Internal Audit Department. The Committee shall be informed when personnel other than Internal Audit Department staff are used in the completion of the Internal Audit Plan and understand the rationale for using them.

          3. Review significant reports prepared by the Internal Audit Department together with management's response and follow-up to significant issues noted in these reports.

          4. Evaluate the effectiveness of the Internal Audit function through meetings with the Audit Director, the IPA, and management.

     E.   OTHER

          1. ETHICS: The Committee should be alerted to substantive or recurring instances of non-compliance with the Code of Ethics, fraudulent financial reporting, non-compliance with laws/regulations, overrides in the systems of internal control, and exceptions to policies/procedures. In this regard, the Committee will establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by associates of concerns regarding questionable accounting or auditing matters.

          2. COMPLIANCE: At least biannually, review with the Compliance Officer, compliance with applicable laws and regulations, and inquiries from regulators or governmental agencies.

          3. SECURITY: At least biannually, review with the Security Officer, Suspicious Activity Reports, Uninsured Losses, and compliance with BSA and OFAC requirements.

          4. LEGAL: At least annually, review with management and the IPA, the substance of any significant issues concerning litigation, contingencies, claims or assessments, and how such matters are reflected in the financial statements.

          5. LIMITATION OF COMMITTEE'S ROLE: While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the IPA.